EXHIBIT 10.5

BENFIELD PROPERTIES, LLC

601 EDGEWOOD ROAD

EDGEWOOD, MD 21040

TENANT: SLAVIE FEDERAL SAVINGS BANK

Date:                     , 2001

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EXHIBIT 10.5

LEASE AGREEMENT

THIS LEASE AGREEMENT, made on this 1st day of March 2001, by and between BENFIELD PROPERTIES, LLC, a Maryland limited liability company, having an office at 103 North Main Street, Bel Air, Maryland 21014 (“Landlord”) and SLAVIE FEDERAL SAVINGS BANK, a corporation chartered under the banking laws of the United States (“Tenant”).

WITNESSETH: That Landlord is the owner of land and improvements known as 601 Edgewood Road, Edgewood, Harford County, State of Maryland, 21014 (the “Premises” or “Leased Premises”). In consideration of the rents, covenants and agreements herein contained, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Premises containing approximately .67 acre of land, more or less, and shown outlined in Red on the site plan (herein called the “Site Plan”) annexed hereto as Exhibit 1. This Lease is made upon the following terms, covenants and conditions:

ARTICLE I

TERM

Section 1.1. Original Term.

The term of this Lease shall commence on May 1, 2001 and shall expire on April 30, 2006.

Section 1.1.1. OTS Approval.

Tenant agrees to apply to the Office of Thrift Supervision (“OTS”) for approval to establish a branch at the Premises (and file all requisite submissions in connection therewith) within five (5) days of the date hereof. Tenant shall diligently pursue approval of such application. If Tenant does not obtain approval for the operation of a branch at the Premises from OTS, or other appropriate governmental agency, within forty-five (45) days of the date of such application, or within ten (10) days after Tenant files a request for reconsideration or appeal of any denial of the application, which application for reconsideration or appeal Tenant agrees to file within five (5) days after receipt of notice of denial of approval, then this Lease shall terminate. Tenant shall notify Landlord when the application for approval is filed with OTS and shall keep Landlord fully advised of the status of such application.

Section 1.2. Renewal Option.

Tenant shall have the option to renew the term of this Lease for three (3) additional terms of five (5) years each, following the expiration of the initial term provided that this Lease is in full force and effect and free of defaults by Tenant on the day any renewal option is exercised and on the day any renewal term begins. The renewal terms shall be on the same terms, covenants and conditions as the initial terms, except (i) Fixed Rent for the renewal terms shall be as set forth in the Rent Article below; and (ii) that there shall be no further right of renewal after the third renewal term. The right of renewal shall be deemed to be exercised unless Tenant delivers to Landlord an unequivocal written notice of election not to renew at least one hundred eighty (180) days prior to the expiration of the initial term or the current renewal term, as the case may be, time being of the essence, and absent the giving of such notice and without any further instrument, this Lease shall be deemed to be renewed, subject to the conditions above stated.

ARTICLE II

CONDITION OF THE PREMISES

Section 2.1. “As Is”.

Tenant acknowledges that prior to the date of this Lease it has inspected the Premises and that it accepts possession of the Premises “AS-IS”.

Section 2.2. Construction Work. (a) Attached hereto as Exhibit 2 are outline specifications for the Improvements to the building (“Building”) on the Premises. Upon receiving the necessary permits and approvals, Tenant agrees to improve the Building and other site improvements (the “Tenant Improvements”) on the Premises in the location shown on the Site Plan, and in substantial conformity with the Final Plans and the other specifications set forth on Exhibit 2. Notwithstanding anything to the contrary contained herein, all obligations of the Tenant under this lease are specifically contingent upon Landlord’s approval of the plans and specifications of the proposed Tenant Improvements and upon receipt by Tenant of all necessary permits and approvals to implement the Tenant Improvements.

(b) Tenant shall, at its expense, perform all work under Exhibit 2 and which is necessary to prepare the Tenant Improvements for the conduct of business by Tenant in the manner contemplated by this Lease. All work performed by Tenant shall be subject to all requirements and conditions set forth in Exhibit 2.

(c) Before commencing any work on the Premises, with or without prior notice from Landlord, Tenant shall promptly furnish to Landlord evidence that Tenant or its contractors have obtained appropriate “Builder’s Risk” insurance reasonably satisfactory to Landlord with respect to work undertaken by Tenant.

(d) The Tenant Improvements and all improvements incorporated therein or constructed on the Premises, including, but not limited to, HVAC equipment, shall be considered permanent improvements to the Premises and shall be the property of the Landlord. Notwithstanding the above, Tenant’s trade fixtures, including Tenant’s “ATM” machines, vault, furniture, and teller stations and counters and wall systems which are designed to be moveable shall remain the property of the Tenant, and Tenant shall, at Tenant’s expense, remove such trade fixtures from the Premises within ten (10) days after the expiration of the term hereof. Tenant agrees to indemnify and hold harmless Landlord from any and all claims, damages and charges arising from Tenant’s removal of Tenant’s property from the Premises. The existing vault, teller counters and drop safe are and shall remain part of the Premises and shall not be removed by Tenant.

ARTICLE III

QUIET ENJOYMENT, SUBORDINATION,

ATTORNMENT AND ESTOPPEL CERTIFICATE

Section 3.1. Quiet Enjoyment.

So long as Tenant complies with the terms, covenants and conditions of this Lease on Tenant’s part, Tenant shall have the peaceful and quiet use of the Premises, subject to the terms, covenants and conditions of this Lease without interference by Landlord or anyone claiming rights in the Premises by, through or under Landlord.

Section 3.2. Mortgage Subordination and Seniority.

The holder of any mortgage or deed of trust now existing or hereafter placed upon the Premises shall have the right to elect, at any time, whether this Lease shall be subordinate to the operation and effect of such mortgage or deed of trust or superior thereto, without the necessity in either case for execution by Tenant of any instrument other than this Lease, and such election shall be binding upon Tenant. If, however, the holder of the mortgage or deed of trust desires to confirm the effect of this provision, then Tenant shall execute an attornment or subordination agreement in form satisfactory to such holder upon request; provided, however, that the holder of such mortgage or deed of trust shall execute a nondisturbance agreement in favor of Tenant to provide that in the event that such mortgage or deed of trust shall be foreclosed, this Lease shall not terminate so long as Tenant continues to pay the rent provided for in this Lease and otherwise complies with the terms and provisions hereof. This Section 3.2 shall be inoperative as to the holder of any mortgage or deed of trust with whom Tenant enters into an attornment agreement pursuant to Section 3.3(a)(iii).

Section 3.3. Acceptance of the Premises, Commencement Date, Attornment and Estoppel Certificates.

(a) Upon the Rent Commencement Date (or earlier as to item (iii) below if requested by Landlord’s permanent mortgagee), Tenant shall promptly: (i) enter into a written and acknowledged agreement with Landlord stipulating the commencement date of the Lease term and the Rent Commencement Date; (ii) acknowledge in writing (and in form satisfactory to the holder of the mortgage on the Premises) that Tenant has accepted the Premises; and (iii) enter into a written agreement with Landlord’s permanent (and/or construction) mortgagee in form satisfactory to such mortgagee, under which Tenant will agree to attorn to such mortgagee or to a purchaser at foreclosure sale in the event of a mortgage foreclosure, provided that such mortgagee also agrees to recognize Tenant’s rights under this Lease, notwithstanding a mortgage foreclosure, so long as Tenant performs and observes its obligations under this Lease.

(b) Within ten (10) business days after a written request from time to time made by Landlord, Tenant shall deliver to Landlord a signed and acknowledged statement in writing setting forth: (i) that this Lease is unmodified, in full force and effect, free of existing defaults of the other party and free of defenses against enforceability (or if there have been modifications or defaults, or if a party claims defenses against the enforceability hereof, then stating the modifications, defaults and/or defenses), (ii) the dates to which rent and additional rent have been paid, and the amount of any advance rentals paid, (iii) the commencement and expiration dates of the original term, (iv) whether Tenant has given written notice foregoing its rights, if any, to renew this Lease, and if so, the renewal terns so opted, (v) that a Tenant has no outstanding claims against Landlord (or if there are any claims, then stating the nature and amount of such claims); (vi) the status of any other obligation of either party under or with respect to this Lease; and (vii) any other matters requested by the holder of the first mortgage on the Premises: it being intended that any such statement may be relied upon by any purchaser or mortgagee of Landlord’s interest in the Premises, or any prospective purchaser or mortgagee.

(c) Time is of the essence of all Tenant’s obligations under this Section 3.3 and Tenant acknowledges that any delay or refusal on its part in signing and delivering any instruments mentioned in this Section 3.3 may subject Landlord to substantial costs and damages.

ARTICLE IV

RENT

Section 4.1. Fixed Rent.

(a) Commencing on the Rent Commencement Date and continuing through the term, Tenant shall pay to Landlord annual fixed rent as follows:

Rental Year	Annual Rent	Monthly
Year 1	21,600.00	1,800.00
Year 2	22,680.00	1,890.00
Year 3	23,814.00	1,984.50
Year 4	25,004.70	2,083.73
Year 5	26,254.94	2,187.91
Year 6	27,042.59
Year 7	27,853.87
Year 8	28,689.48
Year 9	29,550.17
Year 10	30,436.67
Year 11	31,349.77
Year 12	32,290.26
Year 13	33,258.97
Year 14	34,256.74
Year 15	35,284.44
Year 16	36,342.98
Year 17	37,433.67
Year 18	38,556.26
Year 19	39,712.95
Year 20	40,904.34

(b) All rent shall be due and payable in advance on or before the first day of each month during the term hereof. If the Rent Commencement Date falls on a day other than the first day of a calendar month, the minimum rent for the first partial month shall be prorated at the applicable monthly rate (proportionately as the number of days remaining in such month bears to the total number of days in such month) and shall be payable on the fifth (5th) day after the Rent Commencement Date.

This is an absolute net-net-net Lease.

Section 4.2. Rent Commencement Date.

Tenant’s obligation for the payment of rent shall commence upon the “Rent Commencement Date.” As used in this Lease the phrase “Rent Commencement Date” means May 1, 2001.

Section 4.3. Additional Rent.

Whenever under the terms of this Lease any sum of money is required to be paid by Tenant in addition to the minimum rental herein reserved, and there exists no bona fide dispute between the parties with respect to Tenant’s obligation to pay such additional amount, whether or not (i) such sum is herein designated as “additional rent,” (ii) provision is made for the collection of said sum as additional rent, or (iii) such sum is to be paid directly to Landlord, said sum shall, nevertheless, be deemed to be additional rent, and shall be collectible as rent. Upon the resolution in favor of the Landlord of any dispute between the parties with respect to Tenant’s obligation to pay any additional sum, such additional sum shall automatically, and without further action of the Landlord, be “additional rent”, and shall be paid as herein provided. All minimum rent, additional rent and all other payments fixed herein as to amount and time of payment shall be paid without prior demand, and all minimum rent and additional rent shall be paid without any set off, abatement or deduction except as expressly set forth in this Lease. Any payment by Tenant of a lesser amount of minimum or additional rental than is then due shall be applied to such category of arrearage as Landlord may designate irrespective of any contrary designation by Tenant and to the oldest, most recent or other portion of the sum due as Landlord may determine; and Landlord’s acceptance of any such partial payment shall not be deemed an accord and satisfaction and shall be without prejudice to Landlord’s right to pursue any other remedies.

Section 4.4. Payment.

All rent payable and all statements deliverable by Tenant to Landlord under this Lease shall be paid and delivered to Benfield Properties, LLC, 103 North Main Street, Bel Air, Maryland 21014 or at such other address as Landlord may hereafter designate in writing to Tenant.

ARTICLE V

PERMITTED USE AND CONTINUED OCCUPANCY

Section 5.1. Permitted Use.

The Premises shall be used and occupied during the term hereof for the following purposes, and none other: a federal savings bank, a mutual savings bank, or a savings and loan association, and all activities, services and functions customarily carried on in connection therewith, and permitted by any regulatory agency which has jurisdiction over the activities of the Tenant.

Section 5.2. Permitted Name.

Tenant shall conduct business on the Premises in the name of “Slavie Federal Savings Bank” and under no other name or trade name unless and until the use of some other name is approved in writing by Landlord, which approval shall not be unreasonably withheld.

ARTICLE VI

INTENTIONALLY OMITTED

ARTICLE VII

ASSIGNMENT AND SUBLETTING

Section 7.1. Restrictions on Assignment and Subletting.

(a) Tenant shall not assign this Lease or sublease all or any part of the Premises, nor permit other persons to occupy or conduct business in said Premises of any part thereof, or grant any license, concession management contract or franchise for all or any part of the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. Any assignment by operation of law, attachment or assignment for the benefit of creditors shall, at Landlord’s option, be inoperative.

(b) Notwithstanding paragraph (a) above, Tenant may assign this Lease to any entity which is the surviving entity of a merger with Tenant, provided such entity shall have a net worth of not less than Tenant’s net worth as of the date of the merger. Tenant shall supply to Landlord evidence of its net worth, and or the net worth of the entity surviving any merger, upon Landlord’s request therefor. In the event of an assignment, Tenant shall remain liable to Landlord for the payment of all rent hereunder, and for the performance of all covenants and conditions of this Lease applicable to Tenant.

Section 7.2. No Waiver.

If Landlord at any time consents in writing to any assignment or sublease as defined in and prohibited by Section 7.1, the use restrictions in Section 5.1 shall be reasonably amended to accommodate the assignee or subtenant. Tenant and any such assignee or sublessee shall be deemed to have covenanted not to make any further assignment or sublease contrary to the provisions of Section 7.1, and such covenant shall be deemed to have been made as of the date of such consent and shall take effect prospectively from the date thereof.

Section 7.3. Other Requirements.

Acceptance by Landlord of the payment of any rental, of whatever kind or character, following any assignment or other transfer prohibited by this Article shall not be deemed to be a consent by Landlord to any such assignment or transfer, nor shall the same be deemed to be a waiver of any right of remedy of Landlord under this Lease. Tenant agrees to pay Landlord all costs incurred by Landlord in connection with any actual or proposed assignment or subletting, including, without limitation, the costs of making investigations as to acceptability of a proposed assignee or sublessee, the reasonable administrative and overhead expenses of Landlord, and legal costs incurred by Landlord in connection with any requested consent.

ARTICLE VIII

REPAIRS

Section 8.1. Repairs by Tenant.

Tenant shall keep the Premises, the entire Building (including structural components) and all systems, equipment and facilities thereon, and all landscaping, exterior lighting and fencing in good condition and repair, and shall make all replacements required to maintain said status of repair. Tenant shall be responsible for all paving repairs and replacements of all paved areas on the Premises as deemed necessary by Tenant.

Section 8.2. Quality of Work.

All improvements and repairs and maintenance by Tenant shall be of good quality and shall be done in a good and workmanlike manner, and all repairs and replacements made be Tenant shall be equal to or better in quality to the original construction.

ARTICLE IX

UTILITIES

Section 9.1. Tenant to Pay for Utilities.

Beginning with the date that Tenant or its contractor enters the Premises to begin construction of the Improvements, Tenant shall pay, when due, directly to the provider of such services, all charges for water and sewer service furnished to the Premises based on the usage shown by a utility company meter for the Premises. Tenant shall also pay, directly to the provider of such services when due, all consumption charges for all other utility service furnished to the Premises, including, but without limitation, heat, air conditioning, gas, electricity and telephone.

Section 9.2. Interruptions in Service.

Landlord shall not be liable to Tenant for damages because of any interruption in utility services, and Tenant shall not be entitled to claim a constructive eviction due to such interruption, but Landlord shall proceed with reasonable diligence to restore such service to the extent that it is within Landlord’s control to do so.

ARTICLE X

TENANT’S OPERATIONS, ALTERATIONS, SIGNS AND LAW COMPLIANCE

Section 10.1. Rules and Regulations.

Tenant shall at all times comply with the rules and regulations set forth on Exhibit 3 hereto, and with any additions thereto and modifications thereof adopted from time to time by Landlord, and each rule or regulation shall be deemed as a covenant of this Lease to be performed and observed by Tenant.

Section 10.2. Garbage and Refuse.

(a) Tenant shall not permit undue accumulations of garbage, trash, rubbish or any other refuse, and will remove the same at regular intervals, and will keep such refuse in proper containers in the interior of the Building or other enclosed places approved by Landlord until called for to be removed.

(b) Tenant shall use its own garbage and trash collection service at the Premises. Tenant agrees to indemnify and hold harmless Landlord from any claims, charges or damages arising from Tenant’s contractor’s; trash collection, and any other activities on the Premises relating thereto. Tenant agrees that if Tenant’s contractor shall fail to remove garbage and trash satisfactorily, in the sole discretion of Landlord, then Tenant shall, upon two (2) days notice, cancel such trash collection service, and utilize such other service as Landlord may approve in its discretion.

Section 10.3. Alterations.

Once the Tenant Improvements are constructed, Tenant shall not make any alterations, additions or improvements affecting structural or exterior elements of or in the Building, or affecting any utility system servicing the Premises, without Landlord’s prior written consent which consent shall not be unreasonably withheld. The Building and any alterations, additions or improvements by Tenant which are permitted hereunder or hereafter approved by Landlord (other than trade fixtures) shall immediately become the property of Landlord and remain upon the Premises at the end of the term. Before undertaking any alterations permitted hereunder or consented to by Landlord hereunder, Tenant shall obtain and furnish to Landlord an endorsement to the public liability insurance policy required to be carried by Tenant under Article MI hereof to cover liabilities incurred in connection with any work undertaken by Tenant.

Section 10.4. Signs.

(a) Reservation. Tenant shall have the right, at Tenant’s sole cost and expense in accordance with plans and specifications therefor which shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), and further subject to Tenant’s obligation to obtain all necessary governmental permits therefor, to erect signs across and/or above the front and any exposed walls of the Building. Tenant agrees to maintain said signs at its sole cost and expense, in a good state of repair and to repair any damage which may be caused by the erection, maintenance, and removal of such signs.

(b) Pylon Sign on Premises. Tenant shall also have the right to erect a pylon-type sign on the Premises, at its cost and expense, in accordance with location, plans and specifications which shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld) subject, however, to Tenant’s obligation to obtain all necessary governmental permits therefor. Obtaining such permits shall not be a condition precedent to Tenant’s obligations under this Lease. Tenant agrees to maintain the pylon sign at its sole cost and expense, in a good state of repair and to repair any damage which may be caused by the erection, maintenance, and removal of such sign.

Section 10.5. Compliance with Laws and Insurance Requirements.

Tenant shall promptly comply with all laws, rules, regulations, requirements and recommendations of governmental bodies and public authorities and of the local board of fire underwriters rating bureau or other fire insurance rating organization for the area in which the Premises are situated and of the Landlord’s and Tenant’s insurers, pertaining to the Premises or the use and occupancy thereof, or to fire preventive, warning and extinguishing apparatus. Tenant shall not do or suffer to be done, or keep or suffer to be kept anything in or about the Premises which will contravene any of Landlord’s insurance policies on the Premises or which will prevent Landlord from procuring such policies in companies reasonably acceptable to Landlord, or which will impair Landlord’s rights to collect on any insurance policy; and if anything done, omitted to be done or suffered to be done by Tenant (including, without limitation, failure to occupy the Premises) or kept, or suffered by Tenant to be kept in or about the Premises shall cause the rate of any such insurance on the Premises to be increased above the rate applicable to the least hazardous type of occupancy legally permitted in the Premises or shall cause any policy of Landlord’s to be canceled or result in the disturbance of an insurance recovery, then Tenant will pay the increase in premium promptly upon Landlord’s demand or indemnify Landlord for any loss to the extent that insurance proceeds are insufficient to fully cover such loss, as the case may be. If the rate on any such insurance policy is increased for any reason at any time during the term hereof over the rate applicable during the first lease year under this Lease, Tenant shall pay to Landlord, on demand, the premium increase resulting from the change in rate.

ARTICLE XI

MECHANIC’S LIENS AND OTHER LIENS

Section 11.1. Mechanic’s and Materialmen’s Liens.

If any mechanic’s or other lien is filed against any part of the Premises by reason of any labor, material or service furnished or alleged to have been furnished to Tenant or for the construction of the Tenant Improvements or for any change, alteration, addition or repair to the Premises made by Tenant, Tenant shall cause such lien to be released of record by payment, bond or otherwise as allowed by law, at Tenant’s expense, within ten (10) days after receiving notice of the filing thereof, and Tenant shall, at its expense, defend any proceeding for the enforcement of any such lien, discharge any judgment thereon and save Landlord harmless from all losses and expenses resulting therefrom, including counsel fees and other expenses incurred by Landlord if it elects to defend or participate in the defense of such proceeding.

Section 11.2. Other Liens.

Tenant shall not permit the Premises to be subjected to any statutory lien by reason of any act or omission on the part of Tenant or any of its approved concessionaires, licensees or subtenants or their respective agents, servants, employees or contractors; and in the event that any such lien attaches to the Premises, Tenant shall discharge the same promptly by payment, bond or otherwise as allowed by law, at its own expense, within ten (10) days after receiving notice of the filing thereof.

ARTICLE XII

PUBLIC LIABILITY AND INSURANCE

Section 12.1. Damage to Landlord’s Property.

Tenant shall indemnify Landlord for any damage to any property of Landlord caused by or arising out of or in connection with any act or omission of Tenant, its employees, servants, agents or contractors, or Tenant’s occupancy or use of the Premises or any thing, matter or condition of, on or pertaining to the Premises, or any breach by Tenant of any term, covenant or condition of this Lease to be performed or observed by Tenant.

Section 12.2.

(a) Indemnity. Landlord and Tenant shall defend, indemnify and save each other harmless from and against any and all claims, actions, demands, damages, liability and expenses (including counsel fees) for injury to the property of others and injury or death of persons, which is caused by or arises out of each other’s negligent acts, including any acts in connection with Tenant’s use or occupancy of the Premises, or any thing, matter or condition of, on or pertaining to the Premises, or any act or omission of Landlord or Tenant, or their respective agents, employees, servants or contractors, or out of breach by Landlord or Tenant of any term, covenant or condition of this Lease to be performed or observed.

(b) Liability Insurance. Throughout the term Tenant shall, at its expense, maintain comprehensive general public liability insurance, and sprinkler damage liability insurance, covering personal injury and property damage occurring on the Premises, and which shall include Landlord, Tenant and Landlord’s mortgagee as named insureds, and shall include contractual indemnity coverage for Tenant’s liability under Section 12.2(a). Such policy shall have minimum liability limits of Five Million Dollars ($5,000,000) combined single limit coverage for bodily injury, including death, and property damage liability, on an occurrence basis. The minimum limitations above set forth shall, at Landlord’s option, be increased on every fifth (5th) anniversary of the commencement date of the term by twenty percent (20%) of the limitations then applicable under the provisions of this Section 12.2(b).

(c) All Risk Property Damage— Insurance. Throughout the term of this Lease, Tenant shall, at its expense, maintain all risk property damage insurance covering the full replacement cost of the Tenant Improvements, fixtures and equipment, furnishings and physical 1 property now or in the future located on or constituting a part of the Premises and which is owned, leased, or within the care, custody or control of Tenant. The minimum coverage at the commencement of this Lease shall be Two Hundred Fifty Thousand Dollars ($250,000.00).

(d) Carrier Rating. All insurance required under this Lease shall be written with insurance companies licensed to do business in Maryland and rated by Best’s Manual A+ as to general policy holders rating, and AAAA as to financial rating, and shall contain an endorsement requiring thirty (30) days prior written notice to Landlord and Landlord’s mortgagee of any modification, cancellation or surrender.

(e) Delivery of Policies. On or before April 15, 2001, Tenant shall deliver insurance binders to Landlord. All policies shall name Landlord and Landlord’s Mortgagee as co-insureds and require thirty (30) days prior written notice to Landlord and Landlord’s Mortgagee of any modification or cancellation. Promptly after the beginning of the term Tenant shall deliver to Landlord the original insurance policies required to be carried under this Article and Article XVII bearing a notation by the insurer or its agent that the premium is paid; and renewal certificates of each such policy shall be delivered to Landlord at least thirty (30) days prior to the expiration of any policy term bearing a notation that the renewal premium has been paid. The insurance required to be carried by Tenant under this Section 12.2 may be carried under a policy commonly known as a “blanket policy,” but Tenant shall furnish to Landlord a copy of such policy, any endorsements thereto required by this Article and evidence of Landlord’s coverage under such policy.

ARTICLE XIII

REAL ESTATE TAXES

Section 13.1. Taxes.

(a) From and after the Rent Commencement Date, Tenant shall pay, as additional rent, all real estate or other taxes and special assessments assessed or imposed on or with respect to the Premises, (including, but not limited to, road frontage improvements, metropolitan sewer and water charges, front foot or benefit assessments for sewer, water, or paving) and any rent and occupancy tax which may be imposed (hereinafter collectively referred to as “Taxes”).

(b) If at any time the methods of taxation shall be altered so that in addition to, or in lieu of, or as a substitute for the whole or any part of any Taxes levied, assessed or imposed on the Premises, there shall be levied, assessed or imposed (i) a tax, license, fee or other charge, other than Landlord’s income tax, on the rents received or (ii) any other type of tax or other imposition in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Taxes, then the same shall be included as Taxes and shall be payable as additional rent by Tenant.

(c) If any Taxes relate to a period of time, only a portion of which falls within the Lease term, then Tenant shall be obligated to pay a portion of such Taxes based upon a proportionate allocation.

(d) Tenant shall pay taxes directly to the taxing authorities under Section 13.1 (a) above. If tax bills are sent directly to Landlord, then within five (5) days after receipt by Landlord of any tax bills from the taxing authorities, Landlord shall furnish Tenant with photostatic copies and Tenant shall pay same by the due date indicated therein. Landlord shall make prompt payment of the tax bills following the receipt of payments from Tenant and, upon request of Tenant, Landlord shall send Tenant copies of tax bills marked “paid”.

Section 13.2. Licenses and Permits.

Tenant shall be responsible for obtaining all permits respecting Tenant’s use and occupancy of the Premises, and shall pay all minor privilege charges, occupancy permit fees, license fees or other charges or taxes which are imposed on or with respect to the Premises or the use and occupancy thereof. Tenant agrees to diligently pursue securing the necessary permits.

Section 13.3. Tenant’s Right to Contest Taxes.

Landlord will notify Tenant promptly of any assessment of any part of the Premises of which Landlord is notified by the assessing authority. Tenant, at its option and expense, may challenge and contest any increase in valuation or assessment of the Premises. In any instance where any such action or proceeding is being undertaken by Tenant, Landlord will cooperate reasonably with Tenant and will execute any and all documents reasonably required in connection therewith; provided that no such documents require Landlord to incur, or render Landlord liable for, any costs or expenses Notwithstanding anything contained herein to the contrary, Tenant’s right to challenge and contest any such increases shall not affect Tenant’s obligation to pay the Taxes. In the event Tenant pays the Taxes (as increased) as provided in this Section and Tenant subsequently is successful in its challenge or contest of such increase in valuation or assessment with respect to the Premises, all refunds with respect to such Taxes attributable thereto shall belong to Tenant.

ARTICLE XIV

ENVIRONMENTAL MATTERS

Section 14.1. Environmental Warranty.

During the term of this Lease, Tenant shall: (1) maintain the Premises (including the land, surface water, ground water and improvements to the land) free of all contamination, including (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and (2) maintain the Premises in compliance with all other federal, state and local environmental laws and regulations.

Section 14.2. Environmental Indemnity.

(a) Tenant expressly acknowledges and agrees that it will reimburse, defend, indemnify, and hold harmless Landlord, its successors, assigns and other parties claiming any interest in the Premises by, through or under Landlord, from and against any and all liabilities claims damages, penalties, expenditures, losses or charges (including, but not limited to, all costs of investigation, monitoring, legal fees, remedial response, removal, restoration or permit acquisition) which may, now or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred as the result of:

(i)	any contamination directly or indirectly caused by Tenant, its subtenants agents, employees, contractors or invitees existing on, above or under the Premises at the date of expiration or earlier termination of the term of this Lease (including, but not limited to, contaminated soil, buildings, facilities and/or ground water); and

(ii)	Tenant’s breach of any warranty given herein.

(b) Tenant acknowledges and agrees that the expiration or termination of this Lease for any reason shall not and does not relieve or release it of any legal liability and responsibility (under common law, statute or regulation) it would otherwise have as Tenant of the Premises hereunder, whether by way of damages, penalties, remedial actions, or otherwise for its actions causing any adverse effects or consequences resulting at any time from any contamination of the soil or ground waters which existed on, above or under facilities, buildings and/or the Premises during the term of this Lease.

ARTICLE XV

LANDLORD’S ENTRY ON PREMISES

Landlord and its representatives may enter the Premises at any reasonable time after reasonable notice to inspect the Premises, to enforce the provisions of this Lease, to make repairs required of it hereunder, to rectify defaults of Tenant pursuant to the rights granted to Landlord under Section 2.01. Landlord may bring upon the Premises all things necessary to perform any work done in the Premises pursuant to this Article XV. If the Premises shall not be open for business at any time Landlord deems it an emergency necessary to enter therein, and such entry is occasioned by an emergency, Landlord may enter the Premises by means of force and Tenant hereby waives all claims against Landlord or its agents which may arise by reason of any such entry. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation or responsibility whatsoever for the care, maintenance or repair of the Premises, except as otherwise specifically provided in this Lease.

ARTICLE XVI

(INTENTIONALLY OMITTED)

ARTICLE XVII

FIRE OR OTHER CASUALTY

Section 17.1. Fire or Other Casualty.

(a) If the Premises shall be damaged or destroyed by fire, or other casualty, Tenant shall, with reasonable diligence, repair the damage to (or replace) the Premises and the Tenant Improvements at its expense pursuant to Section B of Exhibit 2 so as to make it at least equal in value to that which existed immediately prior to such occurrence.

(b) During the term, Tenant shall, at its expense, maintain insurance on the Building and Tenant Improvements whether now or hereafter constructed, for not less than one hundred percent (100%) of the full insurable value (written on a replacement cost basis) against loss from fire, and perils included in the broad form “all risk” extended coverage endorsement. All such insurance shall include Landlord and/or, at Landlord’s option, any holder of a deed of trust or mortgage upon the Premises, as named insureds, but all proceeds payable under the policy shall be applied toward restoration and rebuilding of the damaged Tenant Improvements. In the event of termination of this Lease for any reason, said insurance policy and the right to all proceeds thereunder shall belong to Landlord.

Section 17.2. Waiver of Subrogation Against Tenant.

If any damage to Tenant Improvements, owing to any cause included in the hazards covered by the standard policy of fire insurance with extended coverage endorsement in use in Maryland, is attributable in whole or in part to the negligence of Tenant or to any other cause for which Tenant maybe liable to Landlord under the terms of this Lease of by operation of law. Tenant shall not be liable to Landlord for the loss; provided, however, that this sentence shall not be effective if it contravenes any insurance policies carried by Landlord at the time of such damage, nor shall it be effective to the extent that Landlord is not compensated for such damages by the proceeds of any insurance carried by Landlord; and, provided further, that nothing in this Section shall be deemed to require Landlord to carry any or adequate insurance, or give Tenant any interest in any insurance carried by Landlord or any right to participate in the adjustment of any loss thereunder, and any such adjustment made by Landlord shall be conclusive upon Tenant as to the amount of insurance proceeds to which Landlord is entitled. If the premium for Landlord’s casualty insurance is increased by reason of the provisions of this Section 17.2 or by reason of any insurer’s inability to prosecute a subrogation claim against Tenant for a loss for which Tenant might otherwise have been liable but for the provisions of this Section 17.2, then Tenant shall pay such increase in the Landlord’s insurer premium promptly upon demand.

ARTICLE XVIII

EMINENT DOMAIN

Section 18.1. Total Condemnation.

In the event of condemnation of the entire Premises under the power of eminent domain, all liabilities of the parties hereunder shall terminate as of the date that title or possession vests in the condemning authority, whichever is first.

Section 18.2. Partial Condemnation.

In the event of condemnation under the power of eminent domain of more than twenty-five percent (25%) of the Premises or the Building, then, in either of such events, Tenant shall have a period of ninety (90) days after the date that Landlord notifies Tenant of the proposed condemnation, in which to elect to cancel this Lease, effective upon the date of written notice to Landlord sent during said ninety (90) day period, then this Lease shall terminate entirely on the said date of written notice.

Section 18.3. Restoration.

In the event of condemnation of part, but less than all of the Premises under the power of eminent domain, or if Tenant does not exercise its right to terminate the Lease as set forth in Section 18.2 above, then Tenant shall restore the remaining Tenant Improvements to a complete architectural unit and the annual rent reserved hereunder shall thereafter be reduced by an amount which bears the same proportion to the annual rent immediately prior to the taking as the acreage of land taken bears to the acreage of land comprising the Premises immediately prior to the taking, such reduction in rent to be effective as of the date of payment of the condemnation award.

Section 18.4. Condemnation after Discontinuance of Business.

All rights of Tenant under this Article XVIII to cancel this Lease or to receive reductions of rent, shall be operative only if Tenant is not in default of its obligation to continuously conduct business under Section 5.2 on the date Landlord notifies Tenant of any proposed condemnation.

Section 18.5. Definitions.

As used herein, the terms “condemned” and “condemnation” include a sale by Landlord to a condemning authority under the threat of condemnation. As used herein the term “condemnation award” includes the proceeds of a sale by Landlord to a condemning authority under the threat of condemnation.

ARTICLE XIX

BANKRUPTCY OR INSOLVENCY

If any transfer of Tenant’s interest in the Premises created by this Lease shall be made under execution or similar legal process, or if a petition is filed by or against Tenant to adjudicate Tenant a bankrupt or insolvent under any federal or state law, or if a receiver or trustee shall be appointed for Tenant’s business or property and such appointment is not vacated within ten (10) days, or if a petition is filed by or against Tenant under any provision of federal or state law for a corporate reorganization of Tenant or an arrangement with its creditors, or if Tenant makes an assignment or deed of trust for the benefit of its creditors, or if in any other manner Tenant’s interest under this Lease shall pass to another by operation of law, then, in any of said events, Tenant shall be deemed to have committed a material breach of this Lease, and Landlord may, at its option, terminate this Lease and reenter the Premises; but, notwithstanding such termination, Tenant shall remain liable for all rent and damages which may be due at the time of such termination and for the liquidated damages set forth in Section 20.3 of this Lease. As used in this Article XIX, the word “Tenant” includes any guarantor of Tenant’s obligations under this Lease, if any. Nothing herein or in Section 20.3 shall be deemed to preclude Landlord from obtaining the maximum amount recoverable from Tenant under law in any proceeding referred to in this Article XIX; and Tenant hereby covenants that in the event of a termination or reentry under this Article XIX, Tenant shall be liable to Landlord for the maximum amount recoverable from Tenant under the law pertaining to the proceeding resulting in such reentry or termination by Landlord.

ARTICLE XX

DEFAULTS AND REMEDIES

Section 20.1. Abatement of Tenant’s Defaults.

If Tenant fails to maintain any insurance required to be maintained by it under this Lease, or fails to furnish evidence of insurance renewals at the times in this Lease required, or allows such insurance to lapse or be canceled, Landlord may obtain such insurance for Tenant without notice. If Tenant defaults in the performance or observance of any term, covenant or condition to be performed or observed by it under this Lease, and such default continues for more than five (5) business days after written notice thereof, Landlord may take action to rectify such default on Tenant’s behalf, and Landlord may rectify such default on Tenant’s behalf immediately and without notice if immediate action is reasonably believed to be required in order to avoid injury or damage to other persons or property (including Landlord’s property). Landlord may enter the Premises and/or the Building to rectify such defaults. All money advanced and costs and expenses incurred by Landlord in rectifying any default (including Landlord’s reasonable legal fees) together with interest thereon at the rate of fifteen percent (15%) per annum from the date, advanced until the date paid by Tenant, shall be repaid by Tenant to Landlord on demand.

Section 20.2. Distraint and Default Rent.

If any payments of rent or additional rent are in arrears for more than ten (10) days, (a) Landlord may distrain therefor, and shall be entitled to the benefit of all laws pertaining to distraint or actions in the nature of distraint; and (b) beginning on the 11th day of arrearage and continuing until such arrearage is paid, Tenant shall be liable to Landlord for payment of additional rent (herein called “arrearage rent” for the purpose of this Section 20.2) for the period of such arrearage at a daily rate equal to one percent (1%) of such arrearage for each of the first thirty (30) days thereof, and an annual rate of fifteen percent (15%) of such arrearage thereafter. Any payments by Tenant to Landlord made after the accrual of arrearage rent may be applied by Landlord to such arrearage rent irrespective of the obligation for which Tenant may earmark such payment.

Section 20.3. Termination and/or Reletting for Default: Liquidated Damages.

If Tenant defaults in the payment of rent or additional rent payable under this Lease, and such default continues for more than five (5) business days after written notice thereof, or if Tenant defaults in the performance or observance of any term, covenant or condition to be performed by it hereunder which may be performed merely by the payment of money and such default is not rectified within five (5) days after written notice thereof; or if Tenant shall allow any insurance policy required to be carried by it hereunder to lapse or to be canceled and does not cause such insurance to be replaced and furnished Landlord with evidence of such replacement within five (5) business days after written notice of such lapse or cancellation from Landlord, its mortgagee or the insurer; or if Tenant defaults in the performance or observance of any other term, covenant or condition of this Lease on its part to be performed or observed and does not commence to rectify such default within fifteen (15) days after written notice thereof or does not thereafter diligently complete the rectification thereof; or if Tenant vacates or abandons the Premises; or if any guarantor of this Lease breaches any covenant of its guaranty agreement; then, in any of such events, Landlord may, at its option, (i) terminate this Lease and reenter the Premises without application to or process of law and without liability for any entry by force; or (ii) reenter the Premises in the aforesaid manner without terminating this Lease, and assume custody and control thereof for the purpose of protecting the Premises and/or for reletting the Premises as agent for Tenant. If Landlord elects to relet, and such agency shall be deemed as a power coupled with an interest and shall be irrevocable; and in either such event Landlord shall be entitled to the benefit of all provisions of the public general laws of Maryland and the public local laws and ordinances of the locality in which the Premises is located respecting the summary eviction of tenants in default or tenants holding over, or respecting proceedings in forcible entry and detainer. Notwithstanding the foregoing, Tenant shall remain liable for any rent and damages which may be due or sustained prior thereto, and shall pay Landlord for all costs and expenses, including, but not limited to, attorneys’ and brokers’ fees and expenses, paid or incurred by Landlord in connection with: (A) obtaining possession of the Premises; (B) removal and storage of Tenant’s or other occupant’s property; (C) care, maintenance and repair of the Premises while vacant; (D) reletting the whole or any part of the Premises; and (E) repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the Premises into condition acceptable to, and reasonably necessary to obtain new tenants.

ARTICLE XXI

CUMULATIVE REMEDIES AND GOVERNING LAW

Section 21.1. Remedies Cumulative.

Mention in this Lease of any specific right or remedy shall not preclude Landlord from exercising any other right or remedy available at law or in equity: and the failure of Landlord to insist in any one or more instances upon a strict or prompt performance of any obligation of Tenant under this Lease or to exercise any option, right or remedy herein contained or available at law or equity shall not be construed as a waiver or relinquishment thereof, unless expressly waived in writing by Landlord. The waiver by Landlord of any breach of this Lease shall not constitute a waiver of the covenant, term or condition breached or of any subsequent breach of the same or any other covenant, term or condition of this Lease; and the acceptance by Landlord of rent during the continuance of any breach of this Lease by Tenant shall not constitute a waiver of such breach. Whenever any provision of this Lease requires Landlord’s consent to any act or conduct of Tenant, such provision shall be construed to mean Landlord’s written consent which shall not be unreasonably withheld; and knowledge of, or acquiescence by Landlord in, any such act or conduct shall not be deemed a waiver of the requirement for written consent. Exercise by Landlord, or the beginning of the exercise by Landlord, of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not be construed as an election of remedies so as to preclude the simultaneous or subsequent exercise by Landlord of any other right or remedy for such breach. If Landlord or Tenant institutes litigation against the other arising out of any default under this Lease, then the losing party shall pay the prevailing party all reasonable counsel fees incurred with respect to such default.

Section 21.2. Governing Law and Jurisdiction.

This Lease shall be construed under the laws of the State of Maryland. The parties acknowledge that this Lease has been drafted, negotiated, made, delivered and consummated in the State of Maryland. Tenant hereby waives any objection to the venue of any action filed by Landlord against Tenant in any state or federal court of Maryland, and waives any claim of forum non conveniens or for transfer of any such action to any other court.

Section 21.3. No Trial by Jury: No Counterclaim.

LANDLORD AND TENANT HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR THE USE AND OCCUPANCY OF THE PREMISES.

ARTICLE XXII

RECORDING: NO REDEMPTION OR MERGER

Section 22.1. Recording.

Tenant may record this Lease among the Land Records of Harford County, Maryland, and the cost of such recording shall be paid by the Tenant.

Section 22.2. Waiver of Redemption.

The parties stipulate that the Premises hereby leased is leased exclusively for commercial purposes within the meaning of the Annotated Code of Maryland and that the provisions thereof (or of any future statute) pertaining to redemption of reversionary interests under leases shall be inapplicable to this Lease. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future loss in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation of Tenant of any of the covenants and conditions of this Lease or otherwise. The rights given to Landlord herein are in addition to any rights that may be given to Landlord by any statute or otherwise.

ARTICLE XXIII

NOTICES

All notices from either party to the other under this Lease shall be sent by telegram or by registered or certified mail, return receipt requested or hand delivered with signed receipt or sent by facsimile. Whenever in this Lease reference is made to a notice to be given, such notice shall be deemed to be given when mailed, wired or hand delivered to the proper notice address of the party to be notified.

Notices to Landlord shall be addressed to it at 103 North Main Street, Bel Air, Maryland 21014. Notices to Tenant shall be addressed to it at Slavie Federal Savings Bank, Attn: Philip E. Logan, President, Slavie Building, 3700 E. Northern Parkway, Baltimore, Maryland 21206, Fax (410) 254-5770, with a copy to Thomas J. Drechsler, Esquire, Carson, Jones-Bateman & Drechsler, P.A., Slavie Building, 2nd floor, 3700 East Northern Parkway, Baltimore, MD 21206-1850, Fax (410)-254-6330. Either party may, from time to time, designate a different address for receiving notices giving the other party notice of the change of address in the manner above specified.

ARTICLE XXIV

MISCELLANEOUS PROVISIONS

Section 24.1. Successors and Assigns, etc. This Lease and the covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its permitted successors and assigns. As used herein the term “Tenant” includes its permitted successors and assigns, and the term “Landlord” includes its successors and assigns.

(b) The terms “agents” and “employees” as used with respect to Tenant, shall include sublessees, concessionaires, franchisees and licensees of Tenant approved by Landlord, and the agents, servants and employees of such sublessees, concessionaires, franchisees and licensees.

(c) If Landlord transfers its estate in the Premises, or if Landlord further leases the Premises subject to this Lease, Landlord shall thereafter be relieved of all obligations of Landlord expressed in this Lease or implied by law, provided, however, that Landlord shall remain liable for claims arising from Landlord’s negligence or willful misconduct prior to such transfer.

Section 24.2. Landlord and Tenant Defined.

Landlord and Tenant Defined. For the purpose of this Lease, (i) the term “Landlord” shall be defined as the original and any subsequent Landlord, and (ii) the term “Tenant” shall be defined as the original and any subsequent Tenant.

Section 24.3. Tenant’s Authority.

Tenant shall, concurrently with the signing of this Lease, furnish to Landlord a certified copy of the resolution of its board of directors authorizing Tenant to enter into this Lease; and it shall furnish to Landlord an opinion of independent counsel (in form reasonably satisfactory to Landlord’s counsel) that Tenant is a duly organized federal saving bank under the laws of the United States of America, is qualified to do business in the State of Maryland, is in good standing under the laws of the State of its organization and the laws of the State of Maryland, and has the power and authority to enter into this Lease, that all corporate action requisite to authorize Tenant to enter into this Lease has been duly taken; and that this Lease has been properly executed so as to be legally binding on the Tenant.

Section 24.4. Entire Agreement.

This Lease contains the final agreement between the parties hereto. Landlord shall not have any obligation not expressly set forth herein; and neither party shall be bound by any promises or representations prior to the date hereof which are not expressly set forth herein. Landlord and Tenant acknowledge and agree that this Lease and each and every one of its provisions has been freely negotiated by the parties, each of whom has been represented by counsel.

Section 24.5. Captions: Deletions: Definitions.

The headings and captions used in this Lease are for convenience only and are not a part of this Lease. If any typed provision of this Lease is deleted by the parties, such deletion may not be utilized in interpreting the rights of the parties hereunder; but each party shall have all rights which it would have had, at law or otherwise, if such deleted provision has never been set forth herein. As used in this Lease, the term “calendar month” shall mean any of the twelve (12) named months of the year.

Section 24.6. Site Plan.

Nothing shown on Exhibit 1 shall be deemed to be a representation by Landlord as to any matter respecting the Premises or as a condition of this Lease, unless such representation or condition is expressly set forth herein, said Exhibit 1 being attached only for the purpose of showing the land encompassed in the Premises and the approximate size and location of the Premises.

Section 24.7. Obligations Surviving Termination.

If this Lease is terminated for any reason other than default of the Tenant, all liabilities of the parties shall be adjusted as of the effective date of termination. Any Termination hereof by reason of a default of the Tenant shall not affect any obligation or liability of Tenant under this Lease which accrued prior to the effective date of termination, and all such obligations and liabilities of Tenant shall survive such termination.

Section 24.8. Easements.

(a) Landlord hereby reserves the right to grant easements through the Premises for the installation, use and maintenance of underground pipes and conduits for utility services. Landlord may enter the Premises and excavate in connection with the installation and repair of such facilities but shall restore the land (and any paved surface) to its prior condition. Any excavation by Landlord shall be confined to the area reasonably necessary for the use and maintenance of the underground utility conduits and Landlord shall complete any excavation as expeditiously as possible.

(b) Nothing contained in this Section 24.8 shall be deemed to be a dedication or offer of dedication to public use or a private dedication or offer of private dedication of any areas within the Premises.

Section 24.9. Surrender of Premises.

At the expiration of the tenancy hereby created, or upon any reentry by Landlord into the Premises pursuant to Section 20.3, Tenant shall surrender the Premises including all Tenant Improvements thereon, in good condition, reasonable wear and tear excepted, and shall deliver all keys to the Building to Landlord at the place then fixed for the payment of rent, and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Building. Tenant shall remove all of its trade fixtures and inventory and any alterations, additions or improvements which Landlord requires to be removed before surrendering the Premises as aforesaid, and shall repair any damage to the Premises or Building caused by such removal. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

Section 24.10. Returned Check Charges.

If Tenant renders to Landlord any check in payment of any obligation under this Lease and said check is returned unpaid by any Bank for non-sufficient funds or any other reason, Tenant shall pay to Landlord the sum of Two Hundred and 00/100 Dollars ($200.00) for each such occurrence, in addition to the amount of said check.

Section 24.11. Partial Invalidity.

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and every other term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 24.12. Brokers.

Tenant represents and warrants that it has not dealt with any broker in respect to this Lease, and agrees to defend, indemnify and save Landlord harmless against all demands, claims, and liabilities arising out of any dealings between Tenant and any broker in respect of this Lease.

Section 24.13. No Offer.

Submission of this Lease for examination does not constitute an offer to lease, a reservation of or option for the Premises. This Lease shall become effective only upon its execution and delivery by both Landlord and Tenant.

Section 24.14. Holding Over.

Should Tenant remain in possession of all or any pat of the Premises after the expiration of the term, such holding over shall, in the absence of a written agreement to the contrary, be deemed to have created and be construed to be a tenancy from month-to-month terminable on thirty (30) days written notice from either party to the other, at a monthly rental equal to the total of (i) twice the monthly installment of minimum rent payable during the last month of the Term; (ii) Tenant’s share of Taxes; (iii) Tenant’s share of all annual insurance premiums, and otherwise subject to all of the other terms, covenants, and conditions of this Lease insofar as the same may be applicable to a month-to month tenancy.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective hands and seals as of the day and year first above written:

ATTEST:		LANDLORD:

BENFIELD PROPERTIES, LLC

	By:	/s/ Ronald Benfield	(SEAL)
Ronald Benfield, Member

TENANT:

SLAVIE FEDERAL SAVINGS BANK

	By:	/s/ Philip E. Logan	(SEAL)
Philip E. Logan, President

STATE OF MARYLAND, HARFORD COUNTY, to wit:

On this 1st day of March, 2001, before me, the subscriber, a Notary Public of the State of Maryland personally appeared Ronald Benfield, Member of Benfield Properties, LLC, and he acknowledged the above Lease to be the act and deed of the said Landlord.

IN WITNESS WHEREOF, I hereunto set my hand and Notarial Seal.

/s/
Notary Public

My Commission Expires: 10/01/2004

STATE OF MARYLAND, CITY OF BALTIMROE, to wit:

On this 5th day of March, 2001, before me, the subscriber, a Notary Public of the state aforesaid, personally appeared Philip E. Logan, President of the above-named Tenant, and he acknowledged the above Lease to be the act of the said Tenant.

IN WITNESS WHEREOF, I hereunto set my hand and Notarial Seal.

/s/ Beverly M. Young
Notary Public

My Commission Expires: 7/1/03

EXHIBIT I

SITE PLAN

EXHIBIT 2

TENANT’S CONSTRUCTION SPECIFICATIONS

A.	PLAN APPROVAL PROCESS

1. Since Tenant’s plans and specifications are not available for Landlord’s review and approval as of the date of execution of this Lease, the following procedures shall govern the preparation and approval of Tenant’s plans and specifications.

2. Landlord and Tenant agree that (i) the Building exterior appearance, materials and finishes, including roof and canopy lines and color, shall be architecturally aesthetic and harmonious with the exterior appearance of other buildings in the area; (ii) all site work shall be consistent in grade, design, materials and construction and landscaping shall be provided as reasonably determined by Landlord.

3. Within thirty (30) days after the date of execution of this Lease, Tenant shall submit to Landlord Tenant’s preliminary plans and specifications for the Improvements, including site work. Landlord shall promptly review such preliminary plans and specifications to determine if they conform to the requirements of this Exhibit 2. If Landlord finds that they do not properly conform hereto, it will so advise Tenant and Tenant will within ten (10) days after such notice make all needed changes. If Landlord deems the preliminary plans and specifications submitted by Tenant to be acceptable, Landlord shall approve such preliminary plans and specifications in writing.

4. Tenant shall cause its architect to modify the approved preliminary plans and specifications to conform to this Exhibit 2, site conditions and constraints, and Harford County Code requirements. The plans and specifications as so modified shall be called the “Final Plans”. Prior to submitting the Final Plans to governmental authorities as part of Tenant’s application for requisite building permits, Tenant shall submit the Final Plans to Landlord. Landlord shall promptly review the Final Plans and, if acceptable, shall approve the Final Plans in writing. Landlord’s approval of the Final Plans may be conditioned upon Tenant making changes to the Final Plans as are reasonably required by Landlord. If Landlord fails to object to any elements of the Final Plans within ten(10) days after its receipt of them, the Final Plans will be deemed approved. If Landlord requests changes to the Final Plans consistent with the design criteria in this Exhibit 2, then Tenant shall cause the requested changes to be made. Landlord’s approval of the Final Plans shall not be withheld provided such plans and specifications meet the design criteria outlined in this Lease.

5. Tenant shall not have any rights to avoid any of its obligations under this Lease if Landlord and Tenant are unable to agree upon the Final Plans for the work to be performed under the Lease. If either party believes in good faith that the other is unreasonable with respect to requests for changes or refusals to make changes to the plans and specifications, the parties hereby agree that their sole remedy shall be to seek mediation by binding arbitration. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held before a three-member panel of architects. One member of the Arbitration Panel shall be selected by the Tenant and one member of the Arbitration Panel shall be selected by the Landlord. The third member shall be jointly selected by the Tenant and Landlord and shall serve as the Arbitration Chairperson. The party requesting arbitration shall provide written notice to the other party of the naive, address and phone number of the Arbitration Panel member it selects. Within fifteen (15) business days following receipt of such notice, the other party shall select an Arbitration Panel member and provide to the party requesting arbitration written notice of the name, address, and phone number of the individual it selects. Within fifteen (15) business days thereafter, the Arbitration Chairperson shall be jointly selected by the parties. If, for any reason any party is unable to select an Arbitration Panel member, then the American Arbitration Association shall select such person. Rent arid other charges shall be deemed to have commenced as of two (2) months following the selection of the Arbitration Panel.

6. All work included in or in addition to the foregoing shall be subject to Landlord’s approval as to design, materials and details.

B.	PROVISIONS GOVERNING TENANT’S WORK.

1. All work performed by Tenant shall be performed in a first-class and workmanlike manner and with new materials, at Tenant’s sole cost and expense.

2. Tenant shall be responsible for obtaining all permits required in connection with the performance of its work.

3. Connections for utility service for Tenant and its contractors during the construction period shall not be made without prior notice to Landlord and without malting arrangements satisfactory to Landlord for payment by Tenant for such connections and service.

4. Tenant shall not engage any contractor for work respecting the Premises without Landlord’s prior written approval of such contractor, which approval shall not be unreasonably withheld.

5. Tenant shall require its contractors to comply with all reasonable requirements of Landlord regarding coordination of work in the Premises.

6. Tenant shall cause its contractors to remove and dispose of debris, rubbish, surplus materials and temporary structures resulting from Tenant’s work in the Premises.

7. If required by Landlord, Tenant shall cause its contractors to furnish performance and labor and material payment bonds from a reputable surety company and which shall include Tenant, Landlord, and other designees of Landlord, as obligees, without cost to Landlord or its designees.

8. Tenant shall carry builder’s risk insurance on the work performed by Tenant in such form and amounts as may be required by Landlord’s insurers.

9. All work performed by Tenant shall be performed in compliance with applicable laws and regulations.

10. Tenant shall cause its contractors to furnish the customary one year warranty against defects in workmanship and materials, and in the event the Lease does not commence or is terminated prior to the expiration of the warranty period Landlord shall be entitled to the benefit of all such warranties, which are hereby assigned to Landlord.

EXHIBIT 3

RULES AND REGULATIONS

Tenant shall, at all times during the term of the Lease:

1. Use, maintain and occupy the Premises in a careful, safe, proper and lawful manner, keep the Premises and its appurtenances, including adjoining areas and sidewalks, in a clean and safe condition;

2. Keep the Premises free of ice, snow and litter;

3. Keep all glass in the doors and windows of the Premises clean;

4. Not, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, place, maintain or sell any merchandise on the sidewalks adjacent to the Premises, or elsewhere on the outside of the Premises, unless expressly provided for in the Lease;

5. Keep the Premises in a clean, orderly and sanitary condition, free of insects, rodents, vermin and other pests;

6. Not permit undue accumulations of garbage, trash, rubbish and other refuse in the Premises, keep refuse in closed containers within the interior of the Premises until removed, and arrange for regular removal of refuse at its expense;

7. Not use, permit or suffer the use of any apparatus or instruments for musical or other sound reproduction or transmission in such manner that the sound emanating therefrom or caused thereby shall be audible beyond the interior of the Premises;

8. Keep all mechanical apparatus free of abnormal vibration and noise which may be transmitted beyond the confines of the Premises;

9. Not cause or permit objectionable odors to emanate or be dispelled from the Premises;

10. Not overload the floors or electrical wiring and not install any additional electrical wiring or plumbing without Landlord’s prior written consent;

11. Not use show windows in the Premises for any purpose other than in a neat and attractive manner;

12. Not conduct, permit or suffer any public or private auction sale to be conducted on or from the Premises.